EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-280513, 333-286363) of WEBTOON Entertainment Inc. of our report dated March 5, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
March 5, 2026